Exhibit 99.(e)(2)

EXHIBIT A

Oakmark Global Large Cap ETF	November 11, 2025

Oakmark International Large Cap ETF	November 11, 2025

Oakmark U.S. Concentrated ETF	November 11, 2025

Oakmark U.S. Large Cap ETF	November 1, 2024

A-1